Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-62260, 333-69528, 333-71360, 333-73262, 333-89432, and 333-176683 on Forms S-3 and Registration Statement Nos. 333-38896, 333-61278, 333-61284, 333-72704, 333-89396, 333-111830, 333-111841, 333-126360, 333-129058, 333-145853, 333-174218, and 333-176682 on Forms S-8
of ValueClick, Inc. of our report dated March 22, 2010, relating to the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2009 and 2008 of Dotomi, Inc. and Subsidiary, which report expresses an unqualified opinion, appearing in this Current Report on Form 8-K/A.

/s/ FGMK, LLC
Bannockburn, Illinois
November 9, 2011